Exhibit 99.2
Analog Devices Details Updated Capital Allocation Priorities & Accelerated Accretion Timeline for Maxim Acquisition

WILMINGTON, Mass. – September 8, 2021 – Analog Devices, Inc. (NASDAQ: ADI), a leading global high-performance semiconductor company, today detailed its updated capital allocation priorities and accelerated the accretion timeline following the completion of its acquisition of Maxim Integrated on August 26, 2021.

“ADI has demonstrated a track record of operational excellence, strong cash flow generation and disciplined capital investments, including our recent acquisition of Maxim Integrated, that provides the foundation for an attractive capital allocation framework,” said Vincent Roche, President and CEO. “Our financial strength positions us to substantially invest in our business, while returning 100% of free cash flow to shareholders through dividends and share repurchases. The decision to approve our accelerated share repurchase program and increase our total share repurchase authorization reflects our confidence in our future business performance and commitment to provide meaningful return to shareholders.”

Updated Capital Allocation Priorities

The company detailed the following capital allocation priorities in alignment with its commitment to return 100% of free cash flow to shareholders through dividends and share repurchases on an investor webcast today:
a.Authorized a $2.5 billion accelerated share repurchase (ASR) program to be completed by the second quarter of 2022. After completion of this program, ADI expects to have a net leverage ratio of ~1x;
b.Plan to repurchase an additional $2.5 billion bringing total repurchases to approximately $5 billion by the end of calendar 2022, or around half of ADI’s current share repurchase authorization of about $10 billion; and
c.Continue to consistently grow its annual dividend with a target payout ratio of 40%-60% of free cash flow.

The regular quarterly dividend and share repurchases will be funded through available cash and future cash flow generation. The share repurchases will be executed in the open market or through privately negotiated transactions at times and amounts determined by the company based on its evaluation of market conditions and other factors and may be suspended, discontinued or resumed at any time.

Maxim Integrated Acquisition Earnings Accretion and Cost Savings

The acquisition of Maxim Integrated is now expected to be accretive to adjusted earnings in 12 months subsequent to closing, six months ahead of the initial timeline, and is expected to be neutral to adjusted earnings in fiscal 2022.

This accelerated timing relates to stronger business fundamentals, the company’s commitment to repurchase shares through an ASR and consistent buybacks, as well as the realization of more than 40% of phase I cost synergies during this time.

Additional efficiencies from infrastructure optimization begins in fiscal 2024 with revenue cross-selling opportunities in fiscal 2025 and beyond.

Special Investor Conference Call Replay

ADI hosted a webcast to discuss ADI’s updated capital allocation priorities and updated accretion timeline on September 8, 2021. A replay of the conference call may be accessed for up to two weeks, by dialing 855-859-2056 and entering the conference ID: 7115409.

The press release, archived webcast, and accompanying presentation may be accessed on the internet on Analog Devices’ Investor Relations website at investor.analog.com.

About Analog Devices
Analog Devices, Inc. (NASDAQ: ADI) operates at the center of the modern digital economy, converting real-world phenomena into actionable insight with its comprehensive suite of analog and mixed signal, power management, radio frequency (RF), and digital and sensor technologies. ADI serves 125,000 customers worldwide with more than 75,000 products in the industrial, communications, automotive, and consumer markets. ADI is headquartered in Wilmington, MA. Visit http://www.analog.com.

Forward-Looking Statements
This communication contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements address a variety of subjects, including, for example, ADI’s capital allocation plan; statements as to the anticipated benefits of the Maxim acquisition, the anticipated impact of the acquisition on the combined organization’s business and future financial and operating results, and the expected amount and timing of synergies from the acquisition. Statements that are not historical facts, including statements about ADI’s beliefs, plans and expectations, are forward-looking statements. Such statements are based on ADI’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “estimate,” “would,” “target” and similar expressions, as well as variations or negatives of these words. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the uncertainty as to the extent of the duration, scope and impacts of the COVID-19 pandemic; political and economic uncertainty, including any faltering in global economic conditions or the stability of credit and financial markets; erosion of consumer confidence and declines in customer spending; unavailability of raw materials, services, supplies or manufacturing capacity; changes in geographic scope or product or customer mix; changes in export classifications, import and export regulations or duties and tariffs; changes in ADI’s estimate of its expected tax rate based on current tax law; ADI’s ability to successfully integrate Maxim’s businesses and technologies; the risk that the expected benefits and synergies of the Maxim acquisition and growth prospects of the combined company may not be fully achieved in a timely manner, or at all; adverse results in litigation matters, including the potential for litigation related to the transaction; the risk that ADI will be unable to retain and hire key personnel; unanticipated difficulties or expenditures relating to the transaction, the response of business partners and retention as a result of the transaction; uncertainty as to the long-term value of ADI’s common stock; and the diversion of management time on transaction-related matters. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to ADI’s and Maxim’s respective periodic reports and other filings with the Securities and Exchange Commission, including the risk factors contained in ADI’s and Maxim’s most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain and are made only as of the date hereof. Except as required by law, ADI does not undertake or assume any obligation to update any forward-looking statements, whether as a result of new information or to reflect subsequent events or circumstances or otherwise.

(ADI-WEB)

Contacts for ADI

Investor Contact:

Mr. Michael Lucarelli
781-461-3282
investor.relations@analog.com

Media Contact:

Ms. Brittany Stone
917-935-1456
Brittany.Stone@teneo.com